SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549


                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of report (Date of earliest event reported): December 18, 2003
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                    DRACO HOLDING CORPORATION
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      (Exact name of registrant as specified in its charter)


      Nevada                   033-02441-D                      87-0638750
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     (State of                 (Commission                (I.R.S. Employer
     Incorporation)            File Number)               Identification No.)


                      c/o Jump n' Jax, Inc.
511 East St. George Boulevard, Suite No. 3, St. George, Utah 84770
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             (Address of principal executive offices)


                          (801) 209-0545
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       (Registrant's telephone number, including area code)


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  (Former name or former address, if changed since last report)

Item 5.   Other Events.

On December 18, 2003, the Board of Directors of Draco Holding Corporation ("Draco") approved a reverse split of Draco's authorized shares of common stock, both issued and unissued shares, on a 1 for 25 shares basis (the "Reverse Split"). The Reverse Split shall occur at 8:00 a.m. Eastern Time on December 29, 2003 (the "Effective Date").

There are currently 500,000,000 shares of Draco's common stock authorized, of which 18,934,751 shares are presently issued and outstanding. The remaining authorized shares are unissued. Immediately after effecting the 1 for 25 Reverse Split of Draco's common stock, Draco will then have a total of 20,000,000 shares of its common stock authorized, of which approximately 757,390 shares shall be issued and outstanding. The remaining authorized shares shall be unissued as of the Effective Date. No fractional shares will be issued in the Reverse Split. Instead, fractional shares shall be rounded up to the nearest whole share. The par value of Draco's common stock shall remain unchanged at $0.001 per share.

Draco must file an Amendment to its Articles of Incorporation with the Nevada Secretary of State's office giving effect to the Reverse Split on or prior to the Effective Date. No other conditions must be satisfied and no governmental approvals must be secured for the Reverse Split to be effected.

Draco has agreed to pay the cost of exchanging stock certificates representing pre-Reverse Split shares for stock certificates representing post-Reverse Split shares, on a 1 for 1 stock certificate basis, for all pre-Reverse Split stock certificates submitted to the stock transfer agent for Draco's common stock, for exchange, on or before Friday, January 30, 2004. The name and address of the stock transfer agent for Draco's common stock is OTC Stock Transfer, Inc., 231 East 2100 South, Salt Lake City, Utah 84115.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DRACO HOLDING CORPORATION
                                      (Registrant)


Date: December 18, 2003               By: /s/ Lane S. Clissold
                                          -----------------------------------
                                          Lane S. Clissold
                                          President, Chief Executive Officer
                                          and Director